Exhibit 5.1
August 19, 2005
O2Diesel Corporation
100 Commerce Drive
Suite 301
Newark, Delaware 19713
     Re: Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as special counsel to O2Diesel Corporation (the “Company”) in the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (“Securities Act”), 3,660,965 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), for resale by certain selling stockholders listed on Exhibit A, which consists of (i) 1,200,643 shares of Common Stock issued in a private placement completed in two tranches on March 17, 2005 and May 20, 2005 pursuant to the several Subscription Agreements, between the Company and the several Subscribers named therein (the “1st Stage Subscription Agreements”); (ii) 600,322 shares of Common Stock issuable upon exercise of warrants granted to the several Subscribers pursuant to the 1st Stage Subscription Agreements (the “1st Stage Warrants,” and each a “1st Stage Warrant”); (iii) 1,240,000 shares of Common Stock issued in a private placement completed on June 10, 2005 pursuant to the several Subscription Agreements, between the Company and the several Subscribers named therein (the “2nd Stage Subscription Agreements”); and (iv) 620,000 shares of common stock issuable upon exercise of the warrants granted to the several Subscribers pursuant to the 2nd Stage Subscription Agreements (the “2nd Stage Warrants,” and each “2nd Stage Warrant,” and together with the 1st Stage Warrants, the “Warrants,” and each a “Warrant”).
     In our capacity as special counsel to the Company and for purposes of this opinion, we have examined the following (the “Documents”):
          (a) The Registration Statement;

O2Diesel Corporation
August 19, 2005

          (b) The 1st Stage Subscription Agreements;
          (c) The 2nd Stage Subscription Agreements;
          (d) The Warrants;
          (e) The Certificate of Incorporation of the Company, as certified by the Chief Executive Officer of the Company, as of the date hereof (the “Certificate”);
          (f) The Bylaws of the Company, as certified by the Chief Executive Officer of the Company, as of the date hereof (the “Bylaws”); and
          (g) The Resolutions of the Board of Directors, adopted on February 15, 2005 and July 28, 2005, as certified by the Chief Executive Officer of the Company, as of the date hereof (the “Resolutions”).
     The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:
     A. We have assumed without verification the genuineness of all signatures on all documents, the authority of the parties executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.
     B. In connection with all factual matters regarding the opinions set forth below, we have relied exclusively upon the certificates and other documents and information identified above. We have not verified any factual matters in connection with or apart from our review of such certificates and other documents, and, accordingly, we do not express any opinion or belief or make any representation as to matters that might have been disclosed by such verification.
     C. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted, and we can give no assurance that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

O2Diesel Corporation
August 19, 2005

     D. We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.
     E. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.
     F. We do not express any opinion as to matters arising under the laws of any jurisdiction other than United States federal laws and the General Corporation Law of the State of Delaware. We are not members of the Bar of the State of Delaware and have not obtained any opinions of local counsel. Insofar as the opinions expressed herein relate to matters of United States federal laws or regulations or to matters of the General Corporation Law of the State of Delaware, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us.
     Based on the foregoing, upon the assumption that there have been no material changes in the Documents we have examined and the matters investigated referred to above, we are of the opinion that 2,440,643 shares of Common Stock included in the Registration Statement have been validly issued and are fully paid and nonassessable under the Delaware General Corporation Law as in effect on this date.
     Also based on the foregoing and subject to the qualifications set forth in the preceding paragraphs, we are of the opinion that the remaining 1,220,322 shares included in the Registration Statement, when issued upon exercise of the Warrants for legal consideration of not less than $0.0001 per share, will have been validly issued and will be fully paid and nonassessable under the Delaware General Corporation Law as in effect on this date.
     This letter does not address any matters other than those expressly addressed herein. This letter is given for your sole benefit and use. No one else is entitled to rely hereupon. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

O2Diesel Corporation
August 19, 2005

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     We hereby consent to your filing of this opinion as Exhibit 5 to the Registration Statement and to reference to our firm under the caption “Legal Matters” in the prospectus contained therein. By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, Arnold & Porter LLP
By:	/s/ Kevin J. Lavin
Kevin J. Lavin, Esq.

Exhibit A

Name of Selling Stockholder	Number of Shares to be Registered
Alan Taylor	50,000
Anthony J.C. Wilkinson	100,000
Arjuna Gamage	35,000
Compania Espanola De Sequros Y. Reasequros de Credito Y. Caucion	560,000
George Spiliopoulos	10,000
Ignacio Polavieja	16,500
Mutualidad de Provision Social de la Policia	300,000
Robert E.L. Cormier	57,143
William Allen	72,000
Clear Channel Enterprises, Inc.	1,200,000
Jonathan Lawrence	20,000
Robert Kaplan	20,000
Total Shares to Be Registered Pursuant to Form S-3	3,660,965